MEMORANDUM OF UNDERSTANDING

Between:

Global Stem Cell & Regenerative Medicine Acceleration Center (GSRAC)
C-806, Jeongseok Bldg., 366 Seohae-daero, Jung-gu, Incheon, 400-712
Republic of Korea

and

ORGENESIS INC. (ORGENESIS)
A Nevada company having his address at 21 Sparrow Circle White plains
NY 10605 USA

WHEREAS The Global Stem Cell & Regenerative Medicine Acceleration Center, hereinafter referred as the "GSRAC", is established to devise and implement the strategic solutions of scientific, technological, regulatory and commercial challenges in translating innovative stem cell & regenerative medicine technologies into medical solutions enabling to improve human health.

WHEREAS ORGENESIS INC., a corporation formed under the laws of the State of Nevada, U.S.A. active in the development of advanced technologies in the field of regenerative medicine in general and currently focusing on the development of a cure to diabeties.

WHEREAS GSRAC and ORGENESIS each desires to explore possible collaboration in the field of stem cell and regenerative medicine in order to further their respective missions, inter alia, to advance scientific knowledge and to accelerate the translation of scientific discovery into medical solutions.

Now, Therefore, GSRAC, and ORGENESIS enter into the following Memorandum of Understanding effective on 23rd March, 2015.

PSR

I. SCOPE OF COLLABORATION

1. GSRAC and ORGENESIS are mutually interested in exploring collaborative approaches to promote the scientific advance in the stem cell and regenerative medicine field and accelerate the translation of scientific discovery into medical solutions in the following areas:

   - Joint Scientific Symposia, Partnering and Other Events
   - Researcher Exchanges
   - Joint Research and/or Development Projects
   - Collaborative Translational & Clinical Research Projects
   - Mutually Agreed, Collaborative Works

2. GSRAC, and ORGENESIS shall each designate a point person to monitor, manage and coordinate the performance under this MOU, to facilitate communication hereunder. From time to time, but not less than once per calendar quarter. GSRAC, and ORGENESIS shall meet to review activities being performed and other matters relating to the viability of this MOU.

II. MISCELLANEOUS PROVISIONS

1. This MOU shall be valid for a period of three years unless a written notice of termination has been given by either Party, two months in advance. Termination of this agreement will not affect activities already approved jointly or in progress under the terms of this MOU or a subsequent agreement between the Parties.

2. This MOU shall come into force from the date of its signature by the representatives of the three Parties.

3. This MOU may be modified in writing by mutual consent of the Parties. This MOU is signed in two originals in English, both texts being equally valid.

4. The collaborative activities are subject to the budgetary appropriations

PSR

available to each Party and the applicable laws, policies and regulations of each side, all of which are incorporated herein by this reference. Nothing herein requires GSRAC or ORGENESIS to approve or fund any proposed project, not does execution of this MOU constitute a commitment of funds.

5. GSRAC, and ORGENESIS shall each absorb 100% of their internal expenses related to performance under this MOU.
6. This MOU is not intended to, and does not, create any binding obligations between the Parties.

Prof. So-Ra Park	**Ms. Vered Caplan**
Director	CEO
Global Stem Cell &	ORGENESIS
Regenerative Medicine	
Acceleration Center	